June 21, 2012

Brian Cahill, President/GM
Southwest Iowa Renewable Energy
10868 189th Street
Council Bluffs, IA 51503

Dear Brian,

We appreciate the opportunity to present this proposal to serve Southwest Iowa Renewable Energy. CFO Systems, LLC looks forward to a productive relationship with you and SIRE and welcomes the chance to assist you in reaching your ultimate goals.

If you agree with the project plan that follows and the terms of the project noted within, please sign and return a copy of this signature page.  Either party may terminate this agreement upon 30-day written notification.

Please feel free to contact me immediately with any issues, concerns or questions.  We appreciate the opportunity to work with you and are looking forward to a productive relationship with Southwest Iowa Renewable Energy.

Sincerely,

I agree to the project plan as outlined in this proposal and to the terms of the project as noted.
Signature:	/s/ Brian Cahill

Signed by: Brian Cahill
Date:	6-22-2012

Brett Frevert
Managing Director
CFO Systems, LLC
402-884-0066 ext. 102
bfrevert@cfosystemsllc.com

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11606 Nicholas Street ● Suite 800 ● Omaha, NE  68154 ● 402-884-0066 ● www.cfosystemsllc.com

About CFO Systems, LLC

CFO Systems provides financial leadership to middle-market entities throughout the United States.  We serve our clients as interim and timeshare CFOs and controllers, providing the expertise and experience you need on your schedule.

We are a group of experienced accountants and CPAs – former controllers, CFOs, treasurers, audit directors and finance managers.  Our projects typically last from several months to several years as our clients rely on us to lead them to the next level by providing quality financial and executive leadership. Our clients span the range of the manufacturing, construction, financial, medical, real estate, renewable fuels, retail and technology industries.

Yet, we are highly specialized.  This is our only service.  We differ from other providers (typically CPA firms) in that we do NOT provide tax, audit, financial planning or other ancillary services.  We DO work well with a range of CPA firms – local, regional and international.  In fact, several firms now refer their clients to us to allow the CPA firm to maintain its independence.

The other critical aspect is our experience.  All of our principals have served in large CPA firms, serving a range of clients.  All have been in corporate accounting of sizeable organizations.  All have held multiple positions in multiple companies, providing the best range of education and experience available in the profession.  In short, we’ve “been there” – we have experience with growth challenges, business challenges and personnel challenges.

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11606 Nicholas Street ● Suite 800 ● Omaha, NE  68154 ● 402-884-0066 ● www.cfosystemsllc.com

Advanced Expertise

Although many of our engagements continue for years, our model is simple – we provide the level, and quantity, of financial leadership you need.

We do not provide the traditional “consultant approach,” sending in a full team of our advisors.  Instead, we rely on our ability to lead, train and develop your permanent staff.  We have learned that when provided with the leadership and the opportunity, quality staff in a middle-market company will enthusiastically embrace the opportunity to learn and advance.

Companies calling on CFO Systems enjoy the benefits of advanced expertise while limiting the cost and commitment of senior executives.

Engagement Team

Our team will primarily consist of Tim Hoffman and Brett Frevert with supporting staff if and as required.  We will make our best effort to efficiently staff the engagement to provide the best value to your company.  Resumes for Tim Hoffman, Brett Frevert and other members of the CFO Systems team are available on the company’s web site at www.cfosystemsllc.com or may be provided upon request.

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11606 Nicholas Street ● Suite 800 ● Omaha, NE  68154 ● 402-884-0066 ● www.cfosystemsllc.com

Engagement Scope and Outline

Our customary approach to this type of engagement is to develop a thorough understanding of your business model and to document the legal, financial and related components so that we are able to properly support you and the executive team.

Based upon our experience in the ethanol industry, our earlier conversations with you, and review of the various company public filings, we are very confident in our knowledge and ability to step into the company.

The primary function of this engagement will be to serve SIRE as CFO and Controller/Accounting Leadership of the organization.  We will provide the expertise and perform the duties typically associated with and expected from these positions.  All of our work will be supervised by, and we will report to, you in your role as President/GM.

Additional projects will be reviewed as they arise and our involvement will be determined at that point.

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11606 Nicholas Street ● Suite 800 ● Omaha, NE  68154 ● 402-884-0066 ● www.cfosystemsllc.com

Fee Structure

In consideration of CFO Systems, LLC’s services, we will be paid as an independent contractor to the company as described below:

1)
Deposit – A deposit in the amount of $4,000 will be paid to start the engagement.  $2,000 of this deposit will be applied to the first invoice generated under this agreement.  $2,000 will be applied within 60 days.

2)
Rates – We typically charge an hourly rate of $175 for CFO time; $125 for Controller level expertise and $75 for supporting staff, but based on the quantity and expected duration of this engagement, agree to discount our fees to $150 for CFO and $100 for Controller.

3)	Expenses – Any expenses incurred on behalf of your companies by CFO Systems will be re-billed to the organization as incurred.

We will submit invoices on a bi-weekly basis for services provided, using actual time, at these rates.  Much like the traditional payroll, payment is due within two weeks of receipt.

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11606 Nicholas Street ● Suite 800 ● Omaha, NE  68154 ● 402-884-0066 ● www.cfosystemsllc.com